Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 1, 2026 (except for the effects of the stock split described in Note 1, as to which the date is September 30, 2026), with respect to the consolidated financial statements of Anthropic, PBC contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
San Francisco, California
November 10, 2026